EXHIBIT 4.8

        Salary Deferral Savings Program of WellPoint Health Networks Inc.




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                         SALARY DEFERRAL SAVINGS PROGRAM
                                       OF
                            BLUE CROSS OF CALIFORNIA









                             Effective July 1, 1992
                 (Amended and Restated through October 6, 1995)




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                         Salary Deferral Savings Program
                                       of
                            Blue Cross of California

                                TABLE OF CONTENTS

                                                                            Page
ARTICLE I       HISTORY......................................................  1

ARTICLE II      DEFINITIONS..................................................  1

ARTICLE III     SERVICE......................................................  4

ARTICLE IV      PARTICIPATION................................................  6

ARTICLE V       CONTRIBUTIONS................................................  7

ARTICLE VI      INVESTMENT FUNDS AND WELLPOINT COMMON STOCK.................. 11

ARTICLE VII     VALUATION.................................................... 13

ARTICLE VIII    VESTING...................................................... 13

ARTICLE IX      IN-SERVICE WITHDRAWALS....................................... 13

ARTICLE X       LOANS........................................................ 14

ARTICLE XI      DISTRIBUTION OF BENEFITS..................................... 16

ARTICLE XII     BENEFICIARY DESIGNATIONS..................................... 19

ARTICLE XIII    CLAIMS PROCEDURE............................................. 20

ARTICLE XIV     ALIENATION AND QUALIFIED DOMESTIC RELATIONS
                ORDERS....................................................... 20

ARTICLE XV      ADMINISTRATION............................................... 20

ARTICLE XVI     AMENDMENTS................................................... 21

ARTICLE XVII    TERMINATION, MERGER AND TRANSFER............................. 22

ARTICLE XVIII   MISCELLANEOUS................................................ 23

APPENDIX I:     HIGHLY COMPENSATED EMPLOYEE.................................. 24

APPENDIX II:    TESTING SALARY DEFERRAL AND MATCHING
                CONTRIBUTIONS................................................ 25

APPENDIX III:   LIMITATIONS ON ALLOCATIONS................................... 28

APPENDIX IV:    TOP HEAVY PROVISIONS......................................... 31

APPENDIX V:     PARTICIPATION OF UNICARE EMPLOYEES........................... 35



                                       i.
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                         SALARY DEFERRAL SAVINGS PROGRAM
                           OF BLUE CROSS OF CALIFORNIA


                                    ARTICLE I
                                     HISTORY

         Effective July 1, 1992, Blue Cross of California adopts this Salary Deferral Savings Program of Blue Cross of California ("Plan") as a continuation and restatement of a plan of the same name administered by the National Employee Benefits Committee of Blue Cross and Blue Shield. As amended and restated, this document permits certain employees of Participating Companies to participate in the Plan.

         This document also contains changes requested by the Internal Revenue Service in September and October of 1995 as part of the determination letter process.


                                   ARTICLE II
                                   DEFINITIONS

         This Plan is subject to technical restrictions that are outlined in Appendices which, by this reference, are incorporated into the Plan. Terms that are used in a single Article or Appendix are generally defined in that Article or Appendix. The following terms are used throughout the Plan.

         2.01 "Account" means the value of all Accounts maintained on behalf of a Participant or Beneficiary. An Account may include a Special Contributions Account, a Salary Deferral Contributions Account, a Matching Contributions Account, a Loan Account and a Rollover Account.

         2.02 "Affiliated Company" means a Participating Company and, with respect to a Participating Company, (i) any corporation that, pursuant to
Section 414(b) of the Code, is a member of a controlled group of corporations of which the Participating Company is a member; (ii) any employer that, pursuant to
Section 414(c) of the Code, is under common control with the Participating Company; (iii) any employer that, pursuant to Section 414(m) of the Code, is a member of an affiliated service group of which the Participating Company is a member and (iv) any employer that, pursuant to Section 414(o) of the Code, is required to be aggregated with the Participating Company.

         2.03 "Beneficiary" means the person(s) or entity entitled to receive a Participant's Account if the Participant dies before distribution of his or her entire Account.

         2.04 "Code" means the Internal Revenue Code of 1986, as amended.



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         2.05 "Committee" means the entity that, pursuant to Article XV, administers the Plan.

         2.06 "Company" means Blue Cross of California, a California nonprofit corporation, and any successor (other than WellPoint Health Networks Inc. or a subsidiary of WellPoint Health Networks Inc.) to all or a major portion of the assets or business of Blue Cross of California that, by appropriate action, adopts the Plan.

         2.07 "Compensation" means all regular base earnings paid by a Participating Company, which includes vacations and sick leave paid by a Participating Company. Compensation also includes sales commissions, overtime, and elective contributions that are not includible in income under Code Sections 125, 402(e)(3), 402(h) or 403(b).

              (a) Exclusions. Compensation does not include any bonuses, incentive pay, severance pay, or payments made under any group insurance plan. Notwithstanding the foregoing, Compensation will include all bonuses (except starting bonuses) and incentive payments (except Instabucks) actually paid on or after January 1, 1994; provided, however, that such bonuses and incentive payments will not be included in the Compensation of a Participant whose employment is governed by the terms of a collective bargaining agreement unless the collective bargaining agreement specifically provides that bonuses and incentive payments are to be included. Compensation will only be recognized while an Employee is a Participant and an Eligible Employee.

              (b) Limit. For a Plan Year, the Compensation of a Participant will not exceed $200,000 (indexed). In determining this limit, the family aggregation rules of Code Section 414(q)(6) apply, but the term "family" includes only the spouse of the Participant and any lineal descendants of the Participant who have not attained age 19 before the close of the Plan Year. To the extent required by applicable Regulations, if the limitation is reached for a family group, then the limitation amount will be prorated among each member of the family group in the proportion that each family member's compensation bears to the total Compensation of the family group.

              (c) $150,000 Limit. In addition to other applicable limits set forth in the Plan, and notwithstanding any other provision of the Plan to the contrary, for Plan Years beginning on or after January 1, 1994, the annual compensation of each Employee taken into account under the Plan will not exceed the Omnibus Budget Reconciliation Act of 1993 ("OBRA '93") annual compensation limit. The OBRA '93 annual compensation limit is $150,000, as adjusted by the Commissioner of Internal Revenue for increases in the cost of living in accordance with Code Section 401(a)(17)(B). The cost-of-living adjustment in effect for a calendar year applies to any period, not exceeding 12 months,



                                       2.
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over which Compensation is determined ("Determination Period") beginning in such calendar year. If a Determination Period consists of fewer than 12 months, the OBRA '93 annual compensation limit will be multiplied by a fraction, the numerator of which is the number of months in the Determination Period, and the denominator of which is 12. For Plan Years beginning on or after January 1, 1994, any reference in this Plan document to the limit under Code Section 401(a)(17) means the OBRA '93 annual compensation limit set forth in this provision.

         2.08 "Directors" means the Board of Directors of the Company.

         2.09 "Eligible Employee" means an Employee of a Participating Company, other than (i) an Employee who has not attained the age of twenty-one (21), (ii) a Leased Employee, and (iii) a non-resident alien who receives no earned income from sources within the United States. Effective March 1, 1994, the reference to age twenty-one (21) in the preceding sentence is changed to eighteen (18).

         2.10 "Employee" means a person who is employed by an Affiliated Company and any Leased Employee.

         2.11 "Entry Date" means the first day of January, April, July and October.

         2.12 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         2.13 "Highly Compensated Employee" is defined in an Appendix to the Plan.

         2.14 "Hour of Service" is defined in Article III.

         2.15 "Leased Employee" means an individual who is not otherwise an Employee and who, pursuant to Code Section 414(n), performs services historically performed by employees in the business area of the Participating Company on a substantially full-time basis.

         2.16 "Non-Highly Compensated Employee" is an Employee who is not a Highly Compensated Employee.

         2.17 "Participant" means any Employee who became a Participant and who retains an Account under the Plan.

         2.18 "Participating Company" means the Company (and, effective April 1, 1995 any other company) and any Affiliated Company that is authorized by the Directors to participate in the Plan, and that elects to participate in the Plan on behalf of its Eligible Employees. Notwithstanding the foregoing, effective January 1, 1994, the phrase "authorized by the Directors" in the



                                       3.

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preceding sentence is replaced by the phrase "authorized in writing by an officer of the Company at the level of Senior Vice President or above."

         2.19 "Plan" means this Salary Deferral Savings Program of Blue Cross of California as amended from time to time.

         2.20 "Plan Year" means the Company's fiscal year.

         2.21 "Regulations" means the federal Income Tax Regula- tions, as amended.

         2.22 "Remuneration" means compensation as defined in Code Section 415(c)(3) and accompanying regulations. This alternate definition of compensation is required by law to be used in certain Appendices to this Plan. For purposes of the Highly Compensated Employee Appendix to this Plan and the Top Heavy Appendix to this Plan, Remuneration also includes an Employee's elective deferrals under a qualified cash or deferred arrangement described in Code Sections 401(k) and 402(e)(3), a simplified employee pension plan described in Code Section 408(k)(6), and a cafeteria plan described in Code Section 125.

         2.23 "Six Months of Service" is defined in Article III of the Plan.

         2.24 "Trust Agreement" means an agreement entered into between the Company (on behalf of all Participating Companies) and a Trustee to provide for the investment, management and control of Plan assets.

         2.25 "Trustee" means any person or entity appointed by the Company to hold the Plan's assets.

         2.26 "Valuation Date" means the last business day of each Plan Year, and such other date or dates as may be designated by the Committee for the valuation of Accounts.

         2.27 "Year of Service" is defined in Article III of the Plan.


                                   ARTICLE III
                                     SERVICE

         3.01 Hour of Service. An Hour of Service is each hour for which an Employee is paid or entitled to payment for the performance of services for an Affiliated Company.

         3.02 Year of Service. A Year of Service is a consecutive or non-consecutive 12-month period beginning on the first date that an Employee performs an Hour of Service, on a Reemployment Date (as defined below) or on an anniversary of either of these



                                       4.
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dates. Any period of less than 12 consecutive months during which an Employee does not perform an Hour of Service will be counted when computing Years of Service. A One Year (or longer) Period of Severance (as defined below) will not be counted when computing Years of Service.

         3.03 Six Months of Service. An Employee will be credited with Six Months of Service on the date that the Employee has been on the payroll of an Affiliated Company, as a full-time Employee, for six full consecutive calendar months.

         3.04 One Year Period of Severance. A One Year Period of Severance is a 12 consecutive month period that begins on an individual's Severance from Service Date, or on an anniversary of that date, during which the individual does not perform an Hour of Service.

         3.05 Severance from Service Date. An Employee's Severance from Service Date is the earliest of the date on which the Employee quits, retires, is discharged or dies, or the first anniversary of the first date of an Employee's absence for any other reason.

              (a) Crediting. Solely for the purpose of determining whether a Participant has incurred a One Year Period of Severance, a Participant will not incur the first One Year Period of Severance that would otherwise be counted if severance is due to an Authorized Leave of Absence (as defined below) or a Maternity Leave (as defined below).

              (b) Authorized Leave of Absence. Authorized Leave of Absence means an unpaid, temporary cessation from active employment with an Affiliated Company pursuant to an established policy, due to illness, disability, vacation, a temporary layoff, public service, or any other reason.

              (c) Maternity Leave. Maternity Leave means an unpaid absence from work for any period by reason of the Employee's pregnancy, birth of the Employee's child, placement of a child with the Employee in connection with the adoption of such child, or any absence for the purpose of caring for such child for a period immediately following such birth or placement.

              (d) Failure to Return. If a Participant fails to return to work immediately on expiration of an Authorized Leave of Absence or Maternity Leave, no credit shall be given for the Authorized Leave of Absence or Maternity Leave pursuant to this Section.

         3.06 Reemployment Date. An Employee's Reemployment Date is the first date on which the Employee performs an Hour of Service after a One Year Period of Severance.




                                       5.

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         3.07 Military Service. To the extent required by law, Hours of Service will be credited for periods of military service.

         3.08 One Month of Service. An Employee will be credited with One Month of Service on the date that the Employee has been on the payroll of an Affiliated Company, as a full-time Employee, for one full calendar month.


                                   ARTICLE IV
                                  PARTICIPATION

         4.01 Service. Every individual who was a Participant on June 30, 1992 will continue to be a Participant. Every Eligible Employee who was not a Participant on June 30, 1992 may become a Participant on the first Entry Date coincident with or following the earliest of the following dates:

              (a) Six Months of Service. The date on which the Eligible Employee has completed Six Months of Service; or

              (b) One Year of Service. The date that the Employee has been credited with One Year of Service.

If an Employee is not an Eligible Employee on this date, the Employee will become a Participant on the first Entry Date coincident with or following the date that the Employee performs an Hour of Service as an Eligible Employee.

         4.02 Service. Effective August 1, 1995, every individual who was a Participant on July 31, 1995 will continue to be a Participant. Every Eligible Employee who was not a Participant on July 31, 1995 will become a Participant on the first day of the first calendar month coincident with or next following the earliest of the following dates:

              (a) One Month of Service. The date on which the Eligible Employee has completed One Month of Service; or

              (b) One Year of Service. The date that the Employee has been credited with One Year of Service.

Notwithstanding the foregoing, no individual will become a Participant pursuant to this Section 4.02 before August 1, 1995. If an Employee is not an Eligible Employee on the participation date provided for in this Section 4.02, the Employee will become a Participant on the first day of the first calendar month coincident with or next following the date that the Employee performs an Hour of Service as an Eligible Employee.





                                       6.

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         4.03 Cessation and Resumption. An individual ceases to be a Participant when he or she ceases to have an Account. Such an individual will again become a Participant on the date that the individual again performs an Hour of Service as an Eligible Employee.


                                    ARTICLE V
                                  CONTRIBUTIONS

         5.01 Salary Deferral Contributions. A Participant may elect to have a Participating Company reduce the amount of his or her Compensation for each payroll period by from 2% to 15% and to have that amount contributed to the Plan as a Salary Deferral Contribution on his or her behalf. A Participant may initiate or change the percentage of Salary Deferral Contribution (in 1% increments) by submitting a written notice to the Committee that satisfies such requirements as the Committee shall determine.

              (a) Timing. Salary Deferral Contributions will be paid to the Trustee as soon as practical after the date on which those amounts would have been paid to Participants in the absence of a salary deferral election and in no event later than 90 days after that date.

              (b) Allocation. Salary Deferral Contributions will be credited to Participants' Salary Deferral Contributions Accounts as of the date of payment to the Trustee, or as of the last day of the Plan Year for which the contribution is made, if earlier.

              (c) Highly Compensated Limit. Unless otherwise communicated in writing to Participants before the beginning of the Plan Year, Highly Compensated Employees (determined as of the end of the immediately preceding Plan Year) will not be permitted to authorize Salary Deferral Contributions in excess of 8% of their Compensation.

         5.02 Matching Contributions. Each payroll period, each Participating Company may make a Matching Contribution on behalf of each of its Employees who is a Salary Deferral Participant.

              (a) Salary Deferral Participant. A Salary Deferral Participant is a Participant who directed Salary Deferral Contributions during the payroll period in question.

              (b) Timing. Matching Contributions will be paid to the Trustee as soon as practical after the payment of the Salary Deferral Contribution to which the Matching Contribution relates and no later than the last day for filing the Participating Company's federal income tax return (including extensions) with respect to the Participating Company's taxable year ending with or within the Plan Year. Matching Contributions will be credited



                                       7.

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to the Participant's Matching Contributions Account as of the date of payment to the Trustee, or as of the last day of the Plan Year for which the Matching Contribution is made, if earlier.

              (c) Amount. Matching Contributions for a payroll period will equal 75% (or a greater or lesser percentage determined by each Participating Company before the payroll period) of the Salary Deferral Contribution that the Participant directed during the payroll period. However, no Matching Contribution will be made with respect to that portion of the Salary Deferral Participant's Salary Deferral Contribution that exceeds 6% of the Participant's Compensation in the Plan Year, or such greater or lesser amount as each Participating Company may determine before the payroll period.

                  (i) 1994. Notwithstanding the foregoing, unless provided otherwise in a writing signed by an officer of the Company at the level of Senior Vice President or above, and subject to the proviso in (iv) below, for payroll periods ending on or after January 1, 1994, the schedule outlined in
(ii) below will be used to determine the amount of Matching Contributions.

                  (ii) Schedule. For Participants with less than 10 Years of Service at the beginning of a payroll period, Matching Contributions for that payroll period will equal 75% of the Salary Deferral Contribution that the Participant directed during the payroll period. For Participants with 10 or more but less than 20 Years of Service at the beginning of a payroll period, Matching Contributions for that payroll period will equal 85% of the Salary Deferral Contribution that the Participant directed during the payroll period. For Participants with 20 or more Years of Service at the beginning of a payroll period, Matching Contributions for that payroll period will equal 100% of the Salary Deferral Contribution that the Participant directed during the payroll period. However, no Matching Contribution will be made with respect to that portion of the Salary Deferral Participant's Salary Deferral Contribution that exceeds 6% of the Participant's Compensation in the Plan Year.

                  (iii) Year of Service. For purposes of (ii) above, "Year of Service" includes all Years of Service performed for an Affiliated Company while it was an Affiliated Company. In addition, a Year of Service includes service with another Blue Cross Plan if that service is not already included due to the preceding sentence.

                  (iv) Collective Bargaining Agreement. The Schedule in (ii) above will not apply to a Participant whose employment is governed by the terms of a collective bargaining agreement unless the collective bargaining agreement specifically provides that the Schedule in (ii) above is to apply.




                                       8.

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              (d) Sick Leave. Effective February 1, 1993, and notwithstanding anything to the contrary in this Plan, a Participant's eligibility to receive Matching Contributions will cease as of the first day of the first full payroll period immediately following 8 consecutive work days (excluding weekends and holidays) during which the Participant was absent from work due to a paid sick leave. Such a Participant will again become eligible to receive Matching Contributions, as otherwise provided under this Section, as of the first day of the first full payroll period immediately following the Participant's return to work after such a paid sick leave.

              (e) No Match. Effective April 1, 1995, and notwithstanding anything to the contrary in this Plan, if WellPoint Dental Services, Inc., The Professional Medical Associates of Santa Barbara, Health Management Associates of Santa Barbara, The Professional Medical Associates of San Luis Obispo, Health Management Associates of San Luis Obispo, and/or AHI Healthcare Corporation, and/or any subsidiary of AHI Healthcare Corporation, and/or any successor to any of them become a Participating Companies, their Employees will not be eligible to receive Matching Contributions under this Plan.

              (f) One Year Hold Out. Employees hired or rehired on or after August 1, 1995, will not be eligible to receive a Matching Contribution under this Plan until the first day of the first calendar month coincident with or next following the Employee's completion of One Year of Service measured from his or her date of hire (if a new Employee) or date of rehire (following the Employee's separation from service with all Affiliated Companies for any reason).

         5.03 Special Contributions. A Participating Company may authorize qualified nonelective employer contributions to the extent, and only to the extent, needed to satisfy the tests described in the TESTING SALARY DEFERRAL AND MATCHING CONTRIBUTIONS Appendix to this Plan. These qualified nonelective employer contributions will be allocated to Non-Highly Compensated Eligible Employees from the lowest paid to the highest paid in an amount up to or equal to their Code Section 415 allocation limit.

         5.04 Rollover Contributions. Subject to the non-discrimination provisions of Code Section 401(a)(4), the Committee may authorize a Trustee to accept a Rollover Contribution made in cash and attributable to a distribution received by an Eligible Employee from another tax-qualified plan. Rollover Contributions will be held in the Participant's Rollover Account. Effective February 28, 1994, Rollover Contributions from IRAs will not be accepted.





                                       9.

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         5.05 Trust-to-Trust Transfers. Subject to the non-discrimination provisions of Code Section 401(a)(4), the Committee may authorize a Trustee to accept a Trust-to-Trust Transfer of assets, except for securities of other companies, or assets that are subject to the survivor annuity requirements of Code Section 401(a)(11), from another tax-qualified plan. Notwithstanding the foregoing, effective April 1, 1994, or as soon as administratively feasible thereafter, the Trustee is authorized to accept a transfer of assets from the UniCARE Financial Corp. Profit Sharing Plan.

         5.06 Restoration. If a Participant was improperly excluded at any time from an allocation, an amount computed on the same basis as the allocation will be added to that Participant's Account, after that amount has been adjusted to reflect the gain or loss that was allocated to Participants' Accounts in each Plan Year since the Plan Year for which the restoration is to be made.

         5.07 Initial Qualification. If the Internal Revenue Service fails to issue a favorable written determination regarding the initial qualification of the Plan and Trust, the Trustee will return (at their then current value) all contributions to the Participating Companies within one year from the date of the denial of the favorable determination.

         5.08 Deductibility. To the extent that a Participating Company is not allowed a current deduction under the Code for any contribution made to the Plan, the Participating Company may, within one year following a final determination of the disallowance, whether by agreement with the Internal Revenue Service or by final decision of a court of competent jurisdiction, demand repayment of the disallowed contribution, and the Trustee shall return the contribution within one year following the disallowance. Earnings of the Plan attributable to such a contribution may not be returned to the Participating Company, but losses attributable to such a contribution will reduce the amount returned.

         5.09 Mistake of Fact. If, within one year of the making of a contribution to the Plan, the Committee certifies to the Trustee that the contribution was made by a Participating Company under a mistake of fact, the Trustee will, before the expiration of that year, return the contribution to the Participating Company.

         5.10 Limits. As more fully discussed in the Appendices to this Plan, Salary Deferral, Matching and Special Contributions are subject to additional limits.







                                       10.

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                                   ARTICLE VI
                   INVESTMENT FUNDS AND WELLPOINT COMMON STOCK

         6.01 Individual Direction of Investments. At the direction of the Committee, the Trustee will establish separate funds to which Participants may direct the investment of their Accounts. Notwithstanding the foregoing, effective January 1, 1994 the phrase "the direction of the Committee" in the preceding sentence is replaced with the phrase "the written direction of an officer of the Company at the level of Senior Vice President or above." Investment in these funds will be subject to such restrictions and administrative procedures as are imposed by the Committee, pursuant to its discretionary authority to administer and interpret the Plan, including, but not limited to, procedures for investment of amounts for which no investment direction is given by a Participant.

         6.02 WellPoint Common Stock Fund. At the discretion of the Committee, the Plan may acquire and hold Class A Common Stock of WellPoint Health Networks Inc. ("WellPoint Stock"). Participants may elect to invest amounts held in their Account in units of a WellPoint Stock fund ("WellPoint Common Stock Fund") established by the Trustee pursuant to Section 6.01 of the Plan subject to such restrictions and administrative procedures as are imposed by the Committee, pursuant to its discretionary authority to administer and interpret the Plan.

         6.03 Purchase Price. All acquisitions and sales of WellPoint Stock by the WellPoint Common Stock Fund will be effected at the prevailing market price.

         6.04 Voting and Tender Offers.

              (a) Proxy Votes. A Participant may direct voting of the shares of WellPoint Common Stock underlying the Participant's interest in the WellPoint Common Stock Fund. The Trustee will vote such shares in accordance with the directions of Participants, as communicated in writing to the Trustee.

                  (i) Notification. A Participant whose Account is invested in the WellPoint Common Stock Fund will be notified by the Trustee (or by WellPoint Health Networks Inc., pursuant to its normal communications with shareholders) of each occasion for the exercise of voting rights, within a reasonable time before those voting rights are to be exercised. This notification will include all proxy statements and other information distributed by WellPoint Health Networks Inc. to shareholders generally, regarding the exercise of voting rights.







                                       11.

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                  (ii) No Direction. To the extent that a Participant fails to direct the Trustee, in whole or in part, as to the exercise of voting rights with respect to any WellPoint Common Stock underlying the Participant's interest in the WellPoint Common Stock Fund, those shares will not be voted.

              (b) Right to Tender. Subject to (b)(iii) below, if the Trustee receives a tender offer to buy WellPoint Common Stock held by the Trustee, a Participant may direct tender of the shares of WellPoint Common Stock underlying the Participant's interest in the WellPoint Common Stock Fund. The Trustee will tender such shares in accordance with the directions of Participants, as communicated in writing to the Trustee.

                  (i) Notification. All Participants entitled to tender WellPoint Common Stock held by the WellPoint Common Stock Fund will be so notified by the Trustee (or by WellPoint Health Networks Inc.) within a reasonable time before the right to tender is to be exercised. This notification will include information received by the Trustee as shareholder, or distributed by WellPoint Health Networks Inc. to shareholders generally, regarding their right to tender.

                  (ii) No Direction. To the extent that a Participant fails to direct the Trustee, in whole or in part, to tender WellPoint Common Stock underlying the Participant's interest in the WellPoint Common Stock Fund, those shares will not be tendered.

                  (iii) Non-Cash Tender. The Trustee will not permit Participants to direct the tender of WellPoint Common Stock, to the extent that the receipt or holding of the property offered in exchange for the shares would violate any applicable law, including ERISA. The Committee will make investment decisions regarding any non-cash property received by the WellPoint Common Stock Fund as a result of a tender.

              (c) Deemed Participant. For purposes of this Article VI, the Beneficiary of a deceased Participant will be treated as though he or she were a Participant.

         6.05 Responsibility. Each Participant is solely responsible for the investment of his or her Account. No Plan fiduciary and no Employee is authorized to advise a Participant regarding such investment.











                                       12.

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                                   ARTICLE VII
                                    VALUATION

         The value of the Account of a Participant on any date will be deemed to be the net balance of the Account on the Valuation Date immediately preceding or coincident with the date as of which such value is to be determined, adjusted by the Committee, pursuant to its discretionary authority to administer and interpret the Plan and to determine eligibility for benefits under the Plan. Adjustments will include increases due to contributions to the Account since the relevant Valuation Date; decreases due to Plan expenses, distributions, loans, or withdrawals paid from the Account since the relevant Valuation Date; and adjustments for income or loss.


                                  ARTICLE VIII
                                     VESTING

         All Plan Accounts are vested and nonforfeitable.


                                   ARTICLE IX
                             IN-SERVICE WITHDRAWALS

         (See Appendices for added information regarding merged assets)

         9.01 Hardship Withdrawals. If a Participant has an immediate and heavy financial need (as defined below), and has no other resources reasonably available to meet this need (as defined below), the Participant may request a hardship withdrawal from his or her Salary Deferral Contributions Account and Rollover Account. The amount will be limited to the combined balance of the Participant's (i) Salary Deferral Contributions Account excluding earnings after December 31, 1988, (ii) Rollover Account, and (iii) 401(k) elective deferrals excluding earnings after December 31, 1988, added to the Participant's Account due to a Trustee-to-Trustee transfer.

              (a) Immediate and Heavy Financial Need. A Parti- cipant's request for a hardship withdrawal may not exceed the amount immediately required (including the amount necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the withdrawal) by the Participant to (i) purchase the Participant's primary residence (excluding mortgage payments), (ii) pay deductible medical expenses incurred in the last 12 months by the Participant, the Participant's dependents or the Participant's spouse, or necessary for those persons to obtain medical care, (iii) prevent eviction from, or foreclosure of, the Participant's primary residence, or (iv) pay for post-high school tuition and related educational fees for the next 12 months for the Participant, the Participant's spouse, or the Participant's dependents.



                                       13.

              (b) No Other Resources Reasonably Available. A Participant who makes a hardship withdrawal request must represent in writing that his or her immediate and heavy financial need cannot be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by reasonable liquidation of the Participant's assets, to the extent such liquidation would not itself cause an immediate and heavy financial need, (iii) by cessation of Salary Deferral Contributions to this Plan or of contributions to any other plan of deferred compensation, (iv) by other distributions or nontaxable (at the time of the loan) loans from plans maintained by any employer, or (v) by borrowing from commercial sources on reasonable commercial terms. For purpose of this Section, the Participant's assets are deemed to include those assets of the Participant's spouse and minor children that are reasonably available to the Participant.

              (c) Suspension. Any withdrawal from a Participant's Salary Deferral Contributions Account will result in a suspension of the Participant's right to direct Salary Deferral Contributions under the Plan. Such a suspension will be for a period of 12 months following the effective date of the withdrawal. Such a suspension will expire on the first day of the month next following the end of the 12 month suspension.

         9.02 Rollover Account Withdrawals. A Participant may withdraw up to the entire balance from his or her Rollover Account.

              (a) Permitted Frequency. Only one such withdrawal will be permitted in any six month period.

              (b) Two Year/Five Year Requirement. The Participant may only withdraw funds that have been held in the Plan for at least two full years, provided, however, if the Participant has completed five Years of Service for an Affiliated Company, the two year rule is inapplicable.

         9.03 Form. All withdrawals from the Plan will be made in the form of a single sum cash payment.


                                    ARTICLE X
                                      LOANS

         10.01 Authorization. The Committee may direct the Trustee to make a loan to a Participant who is employed by a Participating Company and, to the extent required under ERISA or the Code (but only to that extent), to other Participants and to Beneficiaries (collectively referred to as "Borrowers") of the Plan. Loans will be made from a Participant's Account and will be limited to the amount specified below. A Borrower may not have more than three loans outstanding from the Plan at any one



                                       14.

time. No loan will be approved unless the Participant's spouse (if any) consents to the loan, in writing, no more than 90 days from the loan date.

         10.02 Amount. The amount of any loan will not be less than $1,000. Immediately after the origination of the loan, the loan may not exceed 50% of the Borrower's vested benefits under this Plan. Furthermore, the amount of any loan, when added to the outstanding balance of all other loans to the Borrower from this Plan and the plans of Affiliated Companies, may not exceed the lesser of (a) one half of the Borrower's vested benefits under this Plan and the plans of Affiliated Companies, valued as of each plan's most recent valuation date; and (b) $50,000 reduced by the excess, if any, of (i) the Borrower's highest outstanding loan balance under this Plan and the plans of Affiliated Companies during the 12-month period ending on the day before the loan is made; over (ii) the Borrower's outstanding loan balance under this Plan and the plans of Affiliated Companies on the date the loan is made.

         10.03 Application and Note. Each loan will be evidenced by the Borrower's note, payable to the Trustee, for the loan plus interest.

         10.04 Individual Account. All loans will be investments of the Borrower's Account. Costs charged by the Trustee to establish, process or collect the loan will be charged to the Borrower's Account.

         10.05 Interest. Interest will be charged on Plan loans at a formula rate based on factors considered by commercial entities that make similar loans. At the discretion of the Committee, the interest rate will be redetermined as new loans are made.

         10.06 Repayment. The term of any loan will not exceed 5 years; provided, however, that a loan to purchase a principal residence for the Borrower must not exceed 30 years. Substantially level amortization of the loan, with payments not less frequently than quarterly, will be required over the term of the loan. The Trustee and the Committee may require that the loan be repaid by payroll deduction. Periodic cash payments may be made when payroll deduction is not possible.

         10.07 Default. If a Borrower fails to repay a loan within the time prescribed by the Committee, the Trustee may levy on the Borrower's Loan Account at such time as the Borrower is eligible for a distribution or a withdrawal under the Plan. In addition, in the event of a failure to repay, the Trustee may exercise every creditor's right at law or equity available to the Trustee.

         10.08 Guidelines. The Committee will develop written guidelines for administration of the Plan's loan program.




                                       15.

                                   ARTICLE XI
                            DISTRIBUTION OF BENEFITS

         (See Appendices for added information regarding merged assets)

         11.01 Date Benefits Become Distributable. Plan benefits will become distributable when (a) the Participant separates from service, including but not limited to a separation due to death, disability or retirement at age 65, (b) the Participant attains age 59-1/2, (c) subject to Code Section 401(k)(10), if substantially all the assets of a Participating Company are sold to an unrelated corporation, if the Participant continues employment with the unrelated corporation and the Participating Company continues to maintain this Plan, or
(d) subject to Code Section 401(k)(10), if a Participating Company's interest in a subsidiary is sold to an unrelated entity and the Participant continues employment with the subsidiary and the Participating Company continues to maintain this Plan.

         11.02 Date Benefits Will Be Distributed. Once Plan benefits become distributable, they will be distributed as soon as administratively practicable after the Participant has elected, in writing, to receive a distribution, and in the case of a Beneficiary, as soon as administratively practicable after the Participant's death, but in no event later than December 31 of the calendar year containing the fifth anniversary of the Participant's death.

         11.03 No Election. If a Participant separates from service, or a sale has occurred as described in subsections 10.01(c) or (d), and the Participant does not elect, in writing, to receive his or her distributable Plan benefits earlier, benefits will be distributed as a total distribution to the Participant as soon as administratively practicable after the Participant attains age 65. Notwithstanding anything to the contrary in this Plan, distribution must begin no later than April 1 of the calendar year following the calendar year in which the Participant attains age 70-1/2. Consequently, unless elected by the Participant, distribution of the Participant's benefit will begin no later than 60 days after the later of the Participant's attainment of age 65, the Participant's termination of employment, or the 10th anniversary of the Participant's participation in the Plan, or a reasonable time thereafter. A Participant's failure to request a distribution before age 65 will be deemed an election to defer distribution.

         11.04 Retroactive Payment. If the amount of a distribution cannot be determined by the date payment is required, or it is not possible to make payment because the Committee cannot locate the Participant or Beneficiary after making reasonable efforts to do so, a payment retroactive to the date payment is required may be made no later than 60 days after the earliest date on which



                                       16.

the amount of the payment can be determined under the Plan, or the date on which the recipient is located.

         11.05 Inability to Locate Recipient. If a Plan benefit remains unpaid for 2 years from the date it becomes payable because the Committee, exercising due diligence, cannot locate the recipient, the benefit will be forfeited and used for other Plan purposes, including reduction of Participating Companies' Matching Contributions. On presentation of an authenticated written claim by the recipient or the recipient's representative, amounts forfeited will be restored, without earnings, from forfeitures for the Plan Year in question or from a contribution made by the appropriate Participating Company(s), as determined by the Committee.

         11.06 Distribution to Minor or Incompetent. The Committee may direct that distributions to be paid to a minor or an incompetent person be paid to the legal guardian, or if none, to a parent of such person, or to a responsible adult with whom the person maintains residence, or to the custodian for the person under the Uniform Gift to Minors Act or Gift to Minors Act, if permitted by the laws of the state in which the person resides.

         11.07 Small Account. Notwithstanding any provision of this Plan, if the vested portion of a Participant's Account on the date the Participant ceases to be an Employee is, and at the time of any earlier distribution or withdrawal was, $3,500 or less, the Participant's Account will be distributed to the Participant, or Beneficiary, as the case may be, as soon as practicable, without the consent of the Participant or the Participant's spouse.

         11.08 Form of Distribution. Amounts held in a Participant's Account will be paid in cash as a total distribution, unless the Participant (or Beneficiary) elects otherwise pursuant to Section 11.09. Except as provided in one or more Appendices to this Plan, distributions will be made in a lump sum, in accordance with the above provisions, which satisfy the Regulations under Code Section 401(a)(9). In any event, distributions will be made in accordance with the Regulations, including the minimum distribution and minimum distribution incidental benefit requirement of Code Section 401(a)(9)(G). Distributions will not violate Code Section 401(k)(10).

         11.09 Distributions from the WellPoint Common Stock Fund. When requesting a distribution under this Article XI, a Participant (or Beneficiary) may elect to receive the portion of his or her Account that is invested in the WellPoint Common Stock Fund in whole shares of WellPoint Common Stock. Any balance representing fractional shares will be distributed in cash.





                                       17.

         11.10 Direct Rollover. Effective for distributions made on or after January 1, 1993, notwithstanding any provision of this Plan to the contrary that would otherwise limit a Distributee's election under this Plan, a Distributee may elect, at the time and in the manner prescribed by the Committee, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover. For these purposes, the following definitions apply:

              (a) Eligible Rollover Distribution. An Eligible Rollover Distribution is any distribution of all or any portion of the balance to the credit of the Distributee, except that an Eligible Rollover Distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee's designated Beneficiary, or for a specified period of 10 years or more; any distribution to the extent that distribution is required under Section 401(a)(9) of the Code; and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities.

              (b) Eligible Retirement Plan. An Eligible Retirement Plan is an individual retirement account described in Code Section 408(a), an individual retirement annuity described in Code Section 408(b), an annuity plan described in Code Section 403(a), or a qualified trust described in Code Section 401(a), that accepts the Distributee's Eligible Rollover Distribution. However, in the case of an Eligible Rollover Distribution to the surviving spouse, an Eligible Retirement Plan is an individual retirement account or individual retirement annuity.

              (c) Distributee. A Distributee includes an Employee or former Employee. In addition, the Employee's or former Employee's surviving spouse and the Employee's or former Employee's spouse or former spouse who is the alternate payee under a Qualified Domestic Relations Order, as defined in Code Section 414(p), are Distributees with regard to the interest of the spouse or former spouse.

              (d) Direct Rollover. A Direct Rollover is a payment by the Plan to the Eligible Retirement Plan specified by the Distributee.

         11.11 Notice. Notwithstanding anything to the contrary in this Plan, if a distribution is one to which Sections 401(a)(11) and 417 of the Internal Revenue Code do not apply, such distribution may commence less than 30 days after the notice required under Section 1.411(a)-11(c) of the Income Tax Regulations is given, provided that (1) the plan administrator clearly informs the Participant that the Participant has a right



                                       18.

to a period of at least 30 days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option), and (2) the Participant, after receiving the notice, affirmatively elects a distribution.


                                   ARTICLE XII
                            BENEFICIARY DESIGNATIONS

         12.01 All Participants. Subject to Appendix V, a Participant may designate one or more primary Beneficiaries and one or more secondary Beneficiaries to receive any benefit payable from the Participant's Account on the Participant's death. A Participant's Beneficiary designation will be made on a form prepared by, and delivered to, the Committee before the Participant's death. The Participant may revoke or change this designation at any time before his or her death by delivering a subsequent form to the Committee.

         12.02 Married Participants. If the Participant is married, and if the Participant names a Beneficiary other than his or her surviving spouse as a primary Beneficiary, the Participant's surviving spouse must waive his or her right to the Participant's Account in a written document, delivered to the Committee, that acknowledges the effect of the waiver, and that is witnessed by a notary public. In the waiver, the Participant's surviving spouse must consent to the specific non-spouse Beneficiary(s) named by the Participant. The waiver will be effective only with respect to that spouse. If the Participant is legally separated or abandoned and the Participant has a court order to that effect (and there is no qualified domestic relations order that provides otherwise), or the surviving spouse cannot be located, then a waiver need not be filed with the Committee when a married Participant names a Beneficiary other than his or her spouse.

         12.03 Ineffective Designation. If a Participant does not have an effective Beneficiary designation on file when he or she dies, the Participant's Account will be distributed to the Participant's spouse if then living or, if the spouse is not then living, to the Participant's children (in equal shares), or if no such children are then living, according to the laws of intestate succession in effect in the State of California on the date of the Participant's death.












                                       19.

                                  ARTICLE XIII
                                CLAIMS PROCEDURE

         If a Participant or Beneficiary ("Claimant") believes that he or she is entitled to a greater benefit under the Plan, the Claimant may submit a signed, written application to the Committee within 90 days of having been denied such a greater benefit. The Claimant will generally be notified of the approval or denial of this application within 90 days of the date that the Committee receives the application. If the claim is denied, the notification will state specific reasons for the denial and the Claimant will have 60 days to file a signed, written request for a review of the denial with the Committee. This request will include the reasons for requesting a review, facts supporting the request and any other relevant comments. The Committee, operating pursuant to its discretionary authority to administer and interpret the Plan and to determine eligibility for benefits under the terms of the Plan, will generally make a final, written determination of the Claimant's eligibility for benefits within 60 days of receipt of the request for review.


                                   ARTICLE XIV
               ALIENATION AND QUALIFIED DOMESTIC RELATIONS ORDERS

         14.01 Prohibition. Plan benefits may not be assigned or alienated and will not be subject to the claims of creditors. The Plan will, however, honor properly executed federal tax levies, executions on federal tax judgments, Qualified Domestic Relations Orders within the meaning of Code Section 414(p), a direction to pay third parties pursuant to Regulation 1.401(a)- 13(e), and the provisions of this Plan regarding loans and distributions to minors and incompetent persons.

         14.02 Qualified Domestic Relations Order. A distribution to an alternate payee authorized by a Qualified Domestic Relations Order may be made even if the affected Participant would not be eligible to receive a similar distribution from the Plan at that time.


                                   ARTICLE XV
                                 ADMINISTRATION

         15.01 Committee. The Board of Directors of the Company may appoint a Committee to administer the Plan. The Committee will hold office at the pleasure of the Directors and will be a named fiduciary of the Plan. To the extent that the Company does not appoint a Committee, the Company will administer the Plan and will be a named fiduciary of the Plan. To the extent that the Company has not appointed a Committee, the term Committee, as used in this Article, shall be deemed to refer to the Company.




                                       20.

         15.02 Power. The Committee has full discretionary authority to administer and interpret the Plan, including discretionary authority to determine eligibility for participation and benefits under the Plan, to appoint one or more investment managers and to correct errors. Effective January 1, 1994, the preceding sentence is clarified to confirm that the Committee has full discretionary authority to construe ambiguous terms under the Plan and that the Committee's discretionary authority includes, but is not limited to, the powers listed in this document. The Committee may delegate its discretionary authority and such duties and responsibilities as it deems appropriate to facilitate the day-to-day administration of the Plan. Determinations by the Committee or the Committee's delegate will be final and conclusive upon all persons.

         15.03 Indemnification. The Participating Companies will indemnify and hold harmless the Directors, the members of the Committee, and any Employees who may be deemed fiduciaries of the Plan within the meaning of ERISA, from and against any and all liabilities, claims, costs and expenses, including attorneys' fees, arising out of an alleged breach in the performance of their fiduciary duties under the Plan and under ERISA, other than such liabilities, claims, costs and expenses as may result from the gross negligence or willful misconduct of such persons. The Participating Companies shall have the right, but not the obligation, to conduct the defense of such persons in any proceeding to which this Section applies.

         15.04 Expenses. All proper expenses incurred in administering the Plan will be paid by the Participating Companies if not paid from the Trust. If expenses are initially paid by a Participating Company, the Participating Company may be reimbursed from the Trust. Committee members will receive no compensation for their services in administering the Plan.


                                   ARTICLE XVI
                                   AMENDMENTS

         The Board of Directors of the Company or a committee appointed by the Board of Directors of the Company, by written action, may amend the Plan (prospectively or retroactively). Upon adoption, the amendment will become effective in accordance with its terms. Except as provided elsewhere in this Plan, no amendment will (a) cause Plan assets to revert to a Participating Company or to be used for purposes other than the exclusive benefit of Participants and Beneficiaries and payment of reasonable expenses, (b) deprive any Participant of a benefit already accrued, or (c) change the duties or liabilities of a Trustee without written consent of the Trustee.






                                       21.

                                  ARTICLE XVII
                        TERMINATION, MERGER AND TRANSFER

         17.01 Participating Companies. A Participating Company may, in its sole discretion, by written action of its board of directors or by a committee appointed by its board of directors, discontinue contributions to or terminate the Plan, in whole or in part, at any time with respect to its own Employees without any liability whatsoever.

         17.02 Company. The Board of Directors of the Company reserves the right to terminate the Plan, at any time, in its sole and absolute discretion by its written action or by a written action of a committee appointed by the Board of Directors of the Company. If the Plan is terminated with respect to all Participating Companies, the Trustees will pay to each Participant affected by the termination, or that Participant's Beneficiary, within a reasonable time, the net value of the Participant's Account in accordance with the written directions of the Committee; provided that, if termination of the Plan does not constitute a distribution event within the meaning of Code Section 401(k), the Participants' Salary Deferral Contributions Accounts shall continue to be held in trust for subsequent distribution in accordance with the requirements of Code
Section 401(k).

         17.03 Determination of Partial Termination. A partial termination of the Plan will not be deemed to occur solely by reason of the sale or transfer of all or substantially all of the assets of a Participating Company, but will be deemed to occur only if there is a determination, either made or agreed to by the Committee, or made by the Internal Revenue Service and upheld by a decision of a court of last resort, that a particular event or transaction constitutes a partial termination within the meaning of Code Section 411(d)(3)(A).

         17.04 Mergers and Transfers. This Plan may be merged or consolidated with another tax-qualified retirement Plan and assets and liabilities may be transferred from this Plan to any other retirement plan qualified under Section 401 of the Code if each Participant is entitled to receive from this Plan, or from the surviving or transferee plan, immediately after the merger, consolidation or transfer, a benefit equal to or greater than the benefit the Participant would have been entitled to receive under this Plan if this Plan had been terminated immediately before the merger, consolidation or transfer.










                                       22.

                                  ARTICLE XVIII
                                  MISCELLANEOUS

         18.01 Limitation of Rights. Participation in this Plan will not give to any Employee the right to be retained in the employ of an Affiliated Company, nor any right or interest in this Plan other than as provided in this Plan document.

         18.02 Satisfaction of Claims. Any payment to a Participant, the Participant's legal representative or Beneficiary, in accordance with the terms of this Plan and the appropriate Trust Agreement, will, to the extent thereof, be in full satisfaction of all claims such person may have against each Trustee, the Committee and all Participating Companies, any of whom may require the recipient, as a condition precedent to such payment, to execute a receipt and release therefor in such form as shall be determined by the Trustee, the Committee or a Participating Company, as the case may be.

         18.03 Construction. Although contributions made by the Participating Companies are not limited to profits, the Plan is intended to be a profit sharing plan. The Plan is to be construed and administered in accordance with ERISA and other pertinent federal laws and in accordance with the laws of the State of California to the extent not preempted by ERISA; provided, however, that if any provision is susceptible of more than one interpretation, such interpretation shall be given thereto as is consistent with the intent that this Plan and its related Trusts be exempt from federal income tax under Code Sections 401(a) and 501(a), respectively. The headings and subheadings of this instrument are inserted for convenience of reference only and are not to be considered in the construction of this Plan.

         18.04 Severability. If a provision of this Plan is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of the Plan will remain fully effective.

         18.05 Source of Benefits. All benefits payable under the Plan shall be paid and provided for solely from the Trust, and the Participating Companies assume no liability or responsibility therefor.

                      IN WITNESS WHEREOF, the Company has caused this Plan to be executed this _____ day of ____________, 19____.



                                          BLUE CROSS OF CALIFORNIA



                                          By: __________________________




                                       23.

                     APPENDIX I: HIGHLY COMPENSATED EMPLOYEE

         1.01 Definition. Highly Compensated Employee means, with respect to a Plan Year ("current year"), an Employee who, during the Plan Year or the preceding 12-month period: was a 5% owner within the meaning of Code Section 416(i)(1)(B)(i), received Remuneration from all Affiliated Companies in excess of $75,000 (or a greater amount permitted under Code Section 414(q)(1)), received Remuneration from all Affiliated Companies in excess of $50,000 (or a greater amount permitted under Code Section 414(q)(1)) and was among the top 20% of Employees when ranked on the basis of Remuneration paid during that year, or was at any time an officer and received Remuneration greater than 50% of the dollar limit under Code Section 415(b)(1)(A) for that year or (if no officer received such Remuneration), the officer who received the most Remuneration.

         1.02 Top 100. For the current year, no Employee (other than a 5% owner) who was not a Highly Compensated Employee in the preceding year will be a Highly Compensated Employee unless the Employee is among the 100 Employees paid the greatest Remuneration by all Affiliated Companies in the current year.

         1.03 Family. Members of a 5% owner's family, or of the family of a Highly Compensated Employee who is one of the 10 most Highly Compensated Employees, will be aggregated and treated as a single Employee, with a single Remuneration, and a single Plan benefit. "Family," for purposes of the preceding sentence, includes a Participant's spouse, and the Participant's lineal ascendants and descendants, and their spouses.

         1.04 Top 20%. When determining the number of Employees in the top 20% of Employees by Remuneration, the Committee will exclude Employees who (i) have not completed 6 months of service, (ii) normally work less than 17-1/2 hours per week, (iii) normally work during not more than 6 months during any year, (iv) have not attained age 21, (v) are included in a unit of employees covered by a collective bargaining agreement (except to the extent provided in Treasury Regulations), (vi) are nonresident aliens and receive no earned income from a Participating Company that constitutes income from sources within the United States, or (vii) rendered no services to any Affiliated Company during the year.

         1.05 Officers. No more than 50 Employees (or, if less, the greater of 3 Employees or 10% of the Employees) will be treated as officers.

         1.06 Calendar Year. In the discretion of the Committee, the determination of Highly Compensated Employees for any Plan Year will be made using the calendar year calculation election in Regulation 1.414(q)-1T Q&A 14.

         1.07 Affiliated Companies. This Appendix will be administered separately with regard to Affiliated Companies (if any) that are unrelated within the meaning of Code Section 414.



                                       24.

         APPENDIX II: TESTING SALARY DEFERRAL AND MATCHING CONTRIBUTIONS

         2.01 Individual Limit on Elective Deferrals.

              (a) Definition. "Elective Deferrals" means con- tributions on behalf of a Participant under a qualified cash or deferred arrangement described in Code Section 402(e)(3), under a simplified employee pension plan described in Code Section 408(k)(6), and under a salary reduction agreement to purchase an annuity contract described in Code Section 403(b).

              (b) Limit. A Participant's Salary Deferral Contributions under the Plan for any calendar year may not exceed the $7,000 (indexed) limit of Code
Section 401(a)(30).

              (c) Distribution. If a Participant notifies the Committee in writing by March 1 following the close of the Participant's taxable year that the Participant's total Elective Deferrals for the taxable year exceed the $7,000 (indexed) limit of Code Section 402(g) or if Salary Deferral Contributions exceed the amount permitted by Code Section 401(a)(30), the excess, together with income earned on the excess during the calendar year will be distributed to the Participant by April 15 following the year in which the excess contribution was made. Income will be determined using a method used for allocating income to Participants' Accounts during the Plan Year and will not include income earned after the end of the Plan Year.

         2.02 Limit on Salary Deferral Contributions.

              (a) Deferral Percentage means, for a group of Eligible Employees, the average of the ratios (calculated separately for each individual) of (i) to
(ii) where (i) is the Salary Deferral Contributions allocated for the Plan Year to the individual, and (ii) is the Code Section 414(s) compensation of the individual for the Plan Year. The Deferral Percentage for an Eligible Employee who does not elect to make Salary Deferral Contributions is zero.

              (b) Family Member means, with respect to a Participant, the Participant's spouse, and the Participant's lineal ascendants and descendants and their spouses.

              (c) Family Group means a group of two or more Participants that includes a 5% owner, as defined in Code Section 416(i)(1)(B)(i), and/or one of the 10 most Highly Compensated Employees, and one or more of the Participants' Family Members.

              (d) $150,000/$200,000 Limit means that, with respect to this Appendix, the annual Code Section 414(s) compensation of any Participant taken into account in any Plan Year will be subject to the same $200,000 limit applied to the Plan's definition of Compensation. Effective January 1, 1994, the reference to $200,000 in the preceding sentence is changed to a reference to $150,000 (indexed).




                                       25.

              (e) Salary Deferral Contributions must satisfy one of the following tests:

                  (i) The Deferral Percentage for Highly Compensated Employees must not be more than 125% of the Deferral Percentage for Non-Highly Compensated Employees.

                  (ii) The Deferral Percentage for Highly Compensated Employees must not be more than 2 percentage points plus the Deferral Percentage for Non-Highly Compensated Employees.

              (f) Deferral Percentage Test Operational Rules.

                  (i) Family Groups. To the extent required by law, a single Deferral Percentage will apply to all members of a Family Group, and will be the greater of (i) a Deferral Percentage determined by totalling the amounts credited as Salary Deferral Contributions to all members of the Family Group who are Highly Compensated Employees and dividing by the total Code Section 414(s) compensation received by these members, or (ii) a Deferral Percentage determined as in (i), but based on all members of the Family Group.

                  (ii) Aggregated Plans. If 2 or more plans that include cash or deferred arrangements are considered a single plan for purposes of Code Section 401(a)(4) or Code Section 410(b) (other than for purposes of the average benefits test of Code Section 410(b)), the cash or deferred arrangements included in those plans will be treated as a single arrangement.

                  (iii) Highly Compensated. If an eligible Highly Compensated Employee is a participant under two or more cash or deferred arrangements of an Affiliated Employer, for purposes of determining that Employee's Deferral Percentage, all such cash or deferred arrangements will be treated as a single cash or deferred arrangement.

                  (iv) Disregarded Employees. Any Employee who is not, at any time during the Plan Year, eligible to authorize a Salary Deferral Contribution will be disregarded.

              (g) Satisfaction of Deferral Percentage Test.

                  (i) Reduction of Contributions. If, at any time, the Committee determines that the Deferral Percentage test is not likely to be satisfied, the Committee may reduce the Salary Deferral Contributions of Highly Compensated Employees or a Participating Company make a Special Contribution to the Plan.

                  (ii) Recalculation. If the Plan does not satisfy the Deferral Percentage test the Deferral Percentage for the Highly Compensated Employee with the greatest Deferral Percentage will be reduced to the extent required to enable the Plan to satisfy the Deferral Percentage test, or to cause the Deferral Percentage of the Highly Compensated Employee with the



                                       26.

greatest Deferral Percentage to equal the Deferral Percentage of the Highly Compensated Employee with the next greatest Deferral Percentage. The Deferral Percentages of these Highly Compensated Employees will then be reduced together and this process will be repeated as necessary until the Plan satisfies the Deferral Percentage test.

                  (iii) Recalculation for Family Group. To the extent required by law, Deferral Percentages of members of a Family Group will be recalculated pursuant to Regulations applying Code Section 414(q)(6) to the Code Section 401(k).

                  (iv) Excess Contributions. A Highly Compensated Employee's excess contributions are the amount by which the Salary Deferral Contribution made on behalf of the Highly Compensated Employee for the Plan Year must be reduced pursuant to the recalculation provisions of this paragraph (2) for the Plan to satisfy the Deferral Percentage test. Subject to the following provisions, excess contributions will be distributed to the Participant for whom they were contributed.

                  (v) Adjustments. Distributions of excess contributions will be adjusted for income and loss using a method used for allocating income to Participants' Accounts during the Plan Year and they will be reduced by the excess deferrals distributed pursuant to Section 2.01 of this Appendix. Income earned after the end of the Plan Year will not be distributed. Federal, state or local income tax withholding obligations attributable to the distribution may be satisfied out of the distribution. Distributions of excess contributions will be reduced by distributions of excess deferrals.

                  (vi) Timing. Excess contributions for a Plan Year will be distributed no later than the last day of the Plan Year immediately following the Plan Year for which the contributions were made.

         2.03 Deferral Percentage Test. Matching Contributions will be tested like Salary Deferral Contributions under the Limit on Salary Deferral Contributions provisions outlined above. If, pursuant to these limits, excess contributions are required to be distributed, unmatched Salary Deferral Contributions will be distributed before matched Salary Deferral Contributions. If matched Salary Deferral Contributions must also be distributed, they will be accompanied by the forfeiture of a proportionate share of Matching Contributions. Forfeitures will be used to pay Plan administrative expenses.

         2.04 Records. The Committee will maintain records demonstrating compliance with Code Section 401(k)(3).

         2.05 Affiliated Companies. All of this Appendix except Section 2.01 will be administered separately with regard to Affiliated Companies (if any) that are unrelated within the meaning of Code Section 414.



                                       27.

                    APPENDIX III: LIMITATIONS ON ALLOCATIONS

         3.01 Basic Limitation. The total Annual Addition to Participants under this Plan and under any other defined contribution plan maintained by an Affiliated Company may not, for any Limitation Year, exceed the lesser of (i) the dollar limit which is $30,000, or if greater 25% of the dollar limitation in effect under Code Section 415(b)(1)(A), or (ii) 25% of the Participant's Remuneration for that Limitation Year, as adjusted for cost of living under
Section 415(d) of the Code.

              (a) Employer Contributions. An amount shall be an Annual Addition under a defined contribution plan for a Limitation Year if, with respect to employer contributions (including salary deferral contributions), such contributions are made during the Limitation Year or no later than 30 days following the end of the taxable year (including extensions) with or within which the Limitation Year ends.

              (b) Participant Contributions. An amount shall be an Annual Addition under a defined contribution plan for a Limitation Year if, with respect to the Participant's own contributions, the contributions are made during the Limitation Year or no later than 30 days following the end of such Limitation Year.

         3.02 Annual Addition. "Annual Addition" means, for any Limitation Year, the aggregate amount (excluding Rollover Contributions and Trust-to-Trust Transfers) credited to a Participant's account under this Plan and to a Participant's accounts under each other defined contribution plan of an Affiliated Company with respect to such Limitation Year from employer contributions and forfeitures allocated to a Participant's account (excluding any amount reinstated to an account pursuant to Code Sections 411(a)(7)(C) (cash-outs) or 411(a)(3)(D) (mandatory contributions)), a Participant's own contributions made on behalf of the Participant, and contributions to an individual medical account (as defined in Section 415(1) of the Code) for a Participant as part of a defined benefit plan.

              (a) Welfare Benefit Fund Contributions. For purposes of the application of the dollar limit of clause (i) of Section 1.01 of this Appendix to a Participant who is a Key Employee, as defined in Code Section 416(i), with respect to a Limitation Year, any amount paid or accrued to that Participant's account under a welfare benefit fund pursuant to Section 419A(d) of the Code is an Annual Addition.

              (b) Combined Limit. If a Participant also parti- cipates in a qualified defined benefit plan maintained by an Affiliated Company, the sum of
(i) the Defined Benefit Fraction and (ii) the Defined Contribution Fraction (as defined below) shall not exceed 1.0 for any Limitation Year.




                                       28.

              (c) Defined Benefit Fraction means that fraction, the numerator of which is the Participant's projected annual benefit, determined as of the close of the Limitation Year, under all defined benefit plans of all Affiliated Companies and the denominator of which is the lesser of (i) the product of 1.25 and the dollar limits in effect under Code Section 415(b)(1)(A) for the Limitation Year or (ii) the product of 1.4 and the Participant's average annual Remuneration for the 3 consecutive Limitation Years for which such average is the highest. A Participant's "projected annual benefit" is the annual benefit to which the Participant would be entitled under all defined benefit plans of all Affiliated Companies if the Participant were to remain an Employee until normal retirement age under each such plan and all other relevant factors used to determine benefits under such plans were to remain constant.

              (d) Defined Contribution Fraction means that fraction, the numerator of which is the sum of the Annual Additions to the Participant's accounts under each defined contribution plan maintained by an Affiliated Company for the Limitation Year and all prior Limitation Years (less the amount, if any, permitted to be subtracted under (i) the transitional rule of Section 235(g)(3) of the Tax Equity and Fiscal Responsibility Act of 1982 or (ii) the transitional rule of Section 1106(h)(4) of the Tax Reform Act of 1986) and the denominator of which is the lesser of the following amounts with respect to the Limitation Year and each prior Limitation Year during which the Participant was an employee of an Affiliated Company: (1) the product of 1.25 and the dollar limit in effect under Code Section 415(c)(1)(A) (but without regard to Code
Section 415(c)(6)) for such Limitation Year or (2) the product of 1.4 and 25% of the Participant's Remuneration for such Limitation Year; provided that the Committee may calculate the denominator of the Defined Contribution Fraction for all defined contribution plans of Affiliated Companies using the alternative method set forth in Code Section 415(e)(6).

              (e) Top Heavy Adjustment. For any Plan Year that the Plan is Top Heavy, the definitions of Defined Contribution Fraction and Defined Benefit Fraction are modified by substituting 1.0 for 1.25; provided, however, in no event, will the accrued benefit or account balance of a Participant be reduced below the amount of such accrued benefit or account balance immediately before the Plan became Top Heavy.

         3.03 Compliance with Basic Limitation. If the Annual Addition to a Participant's accounts in this Plan and any other defined contribution plan of any Affiliated Company would exceed the limits described in 1.01 of this Appendix, the Annual Addition to this Plan and to each other defined contribution plan of any Affiliated Company will be reduced but only to the extent necessary to comply with Section 1.01 of this Appendix, as follows:





                                       29.

              (a) Participant Contributions. First, the Participant's own contributions to each such plan, to the extent that they constitute an Annual Addition, will be reduced pro rata, and the excess, together with earnings thereon, returned to the Participant.

              (b) Employer Contributions. Then, employer contributions for the Limitation Year that have not been allocated to such participants will be reduced pro rata.

              (c) Suspense Account. Then, amounts that cannot be allocated to participants' accounts will be credited to a suspense account that will be used to reduce future employer contributions. The suspense account will not share in investment earnings and no employer contributions may be made while amounts remain unallocated in the suspense account.

         3.04 Compliance with Combined Limitation. If for a Limitation Year the sum of the Defined Benefit Fraction and the Defined Contribution Fraction would exceed 1.0, then the following actions will be taken in the following order, to the extent necessary for compliance with Section 1.03 of this Appendix, taking into account the transition provisions of Section 1106(h)(3) of the Tax Reform Act of 1986:

              (a) Defined Benefit Plan. The Participant's accrued benefits under each defined benefit plan of an Affiliated Company will be reduced in accordance with the terms of each such plan.

              (b) Defined Contribution Plan. Annual Additions to the Participant's accounts in this Plan and each other defined contribution plan of an Affiliated Company will be reduced.

         3.05 Limitation Year. The Limitation Year is the Plan Year.

         3.06 Affiliated Company. For purposes of this Appendix, the determination of an Affiliated Company will be made with the adjustment required by Code Section 415(h).




                                       30.

                        APPENDIX IV: TOP HEAVY PROVISIONS

         4.01 Definitions. For purposes of this Appendix, the following terms shall have the meaning indicated:

              (a) Determination Date shall mean, for the Plan's first Plan Year, the last day of such Plan Year, and for any other Plan Year, the last day of the preceding Plan Year.

              (b) Key Employee shall mean, with respect to any Plan Year, a Participant or former Participant (and the Beneficiaries of a deceased Participant) who, at any time during the Plan Year containing the Determination Date for the Plan Year in question, or any of the four immediately preceding Plan Years, was:

                  (i) Officer. An officer, for purposes of this Appendix, is an officer of an Affiliated Company having annual Remuneration from all Affiliated Companies for a Plan Year greater than 50% of the maximum dollar limitation in effect under Code Section 415(b)(1)(A) for the calendar year in which such Plan Year ended. The individuals actually considered as Key Employees by virtue of being officers (I) shall not in number exceed the lesser of 50 or that number not in excess of the greater of three officers or 10% of the total number of Employees of all the Affiliated Companies, and (II) shall be those individuals belonging to the group of all Participants determined to be officers for the Plan Year containing the Determination Date or any of the preceding four Plan Years, who received the highest annual Remuneration for any Plan Year during such five-year period.

                  (ii) Owners of Largest Interests. The owners of the largest interests are the 10 Employees of any Affiliated Company owning the largest interests in any Affiliated Company, provided that such Employee owns more than a 1/2% interest in such Affiliated Company, and that such Employee's aggregate annual Remuneration from all the Affiliated Companies exceeds the maximum dollar limitation under Section 415(c)(1)(A) of the Code. Should two Employees own the same percentage interest in one or more Affiliated Companies, then the Employee having the greater annual Remuneration shall be deemed to own the larger percentage interest.

                  (iii) 5% Owner. A 5% owner is an individual who owns more than 5% of the outstanding stock or stock possessing more than 5% of the total combined voting power of all stock of any Affiliated Company (or, if the Affiliated Company is not a corporation, more than 5% of the capital or profits interest of the Affiliated Company).

                  (iv) 1% Owner. A 1% owner is an individual who -------- owns more than 1% of the outstanding stock or stock possessing more than 1% of the total combined voting power of all stock of any Affiliated Company, (or, if such Affiliated Company is not a corporation, more than 1% of the capital or profits interest of



                                       31.

the Affiliated Company), and whose annual Remuneration from all the Affiliated Companies exceeds $150,000.

For purposes of determining ownership in an Affiliated Company under this subsection, the attribution principles of Code Section 318 shall apply by substituting "5%" for "50%" in Section 318(a)(2)(C).

              (c) Non-Key Employee shall mean, with respect to any Plan Year, any Employee who is not a Key Employee, including Employees who are former Key Employees.

              (d) Top Heavy Ratio of a plan or group of plans shall be a fraction, the numerator of which is the sum of (I) account balances of all Key Employees under each defined contribution plan (including any simplified employee pension plan) included in the determination and (II) the present value of cumulative accrued benefits of all Key Employees under each defined benefit plan included in the determination, and the denominator of which is the sum of the account balances for all Participants under each defined contribution plan (including any simplified employee pension plan) included in the determination and the present value of cumulative accrued benefits for all Participants under each defined benefit plan included in the determination. In determining the Top-Heavy Ratio, the following rules apply:

                  (i) Valuation. The value of account balances shall be determined as of the most recent Valuation Date that falls within or ends within the 12-month period ending on the Determination Date. Present value of accrued benefits under a defined benefit plan shall be calculated under the method used for accrual purposes in all defined benefit plans of the Affiliated Companies, or, if there is no such method, as if such benefit accrued not more rapidly than the slowest accrual rate permitted under Code Section 411(b)(1)(C). Account balances and accrued benefits so determined shall be adjusted for the amount of any contributions (I) made after the date of such valuation but on or before the Determination Date or (II) due but unpaid as of the Determination Date, and, except as otherwise provided in (2) or (3) below, shall include any amount distributed during the five-year period ending on the Determination Date.

                  (ii) Transfers. With respect to a transfer from one qualified plan to another (by rollover or trust-to-trust transfer) which is (A) incident to a merger or consolidation of two or more plans or a division of a single plan into two or more plans, (B) made between two plans maintained by the same employer or by employers required to be aggregated under Section 414(b), (c),
(m) or (o) of the Code, or (C) otherwise not initiated by the Employee, a Participant's accrued benefit or account balance under a plan shall include any amount attributable to any such transfer received or accepted by such plan on or before the Determination Date but shall not include any amount transferred by such plan to any other plan in such a transfer on or before the Determination Date. With respect to any rollover or trust-



                                       32.

to-trust transfer not described in the preceding sentence, a Participant's accrued benefit or account balance under a plan (I) shall include any amount distributed or transferred by such plan, unless the distributed or transferred amount is excludable under paragraph (1), and (II) shall not include any amount attributable to assets received by such plan.

                  (iii) Exclusions. No accrued benefit for any Participant or Beneficiary shall be taken into account for purposes of calculating the Top-Heavy Ratio with respect to (I) a Participant who is not a Key Employee with respect to the Plan Year in question, but who was a Key Employee with respect to a prior Plan Year, or (II) an Employee who has performed no services for any Affiliated Company within the five-year period ending with the Determination Date, unless such Employee becomes re-employed after such 5-year period.

              (e) Required Aggregation Group means a group of two or more plans (including terminated plans) consisting of (1) a qualified plan of an Affiliated Company (including a simplified employee pension plan) in which at least one Key Employee participates, and (2) any other qualified plan or plans of the Affiliated Company which enable the plan described in (1) to meet the requirements of Code Sections 401(a)(4) and 410 (except Average Benefits).

              (f) Permissive Aggregation Group means a group of plans consisting of a Required Aggregation Group of plans plus one or more other plan or plans of an Affiliated Company which, when considered as a group with the Required Aggregation Group, would continue to satisfy the requirements of Code Sections 401(a)(4) and 410.

         4.02 Top-Heavy Status. This Plan shall be considered "Top-Heavy" with respect to any Plan Year if, as of the Determination Date for such Plan Year, either:

              (a) No Required Aggregation. The Top-Heavy Ratio for this Plan exceeds 60% and this Plan is not part of any Required Aggregation Group, or

              (b) Required Aggregation. This Plan is part of a Required Aggregation Group of plans and the Top-Heavy Ratio for the group of plans exceeds 60%; provided that, if this Plan is part of one or more Permissive Aggregation Groups of plans for which the Top-Heavy Ratio does not exceed 60%, this Plan shall not be Top-Heavy.

         4.03 Minimum Contribution.

              (a) Recipients. With respect to any Plan Year for which the Plan is Top-Heavy, each Participant who is not a Key Employee, and who has not ceased to be an Employee prior to the end of such Plan Year, shall be entitled to a contribution under this section. No Participant otherwise entitled to an allocation under this subsection shall be ineligible for such allocation



                                       33.

solely because he or she has not completed 1,000 Hours of Service for the Plan Year.

              (b) Amounts. The benefit of each Participant who meets the requirements of subsection (a), and who does not participate in any defined benefit plan of any Affiliated Company, shall be such Participant's Company Contribution (including forfeitures) under the other provisions of the Plan; provided that the total employer contribution (including forfeitures) allocated to the Account of such Participant shall be not less than an amount which, when added to such Participant's allocable share of employer contributions and forfeitures under any other defined contribution plan of any of the Affiliated Companies, equals at least 3% of his or her Remuneration. The benefit described in this subsection (b) is subject to the following:

                  (i) Limit. In the event that the percentage of employer contributions and forfeitures under the plans in which such Participant participates for the Plan Year on behalf of the Key Employee for whom such percentage is greatest is less than 3% of such Key Employee's Remuneration for the Plan Year, then such Participant shall not be entitled to a contribution under this subsection (b) for the Plan Year in excess of such percentage of such Participant's Remuneration, unless this Plan enables a defined benefit plan included in a Required Aggregation Group with this Plan to satisfy the requirements of Section 401(a) or 410 of the Code (except the average benefits test).

                  (ii) Salary Reduction. Notwithstanding the preceding paragraph, if the highest rate allocated to a Key Employee is less than 3%, amounts contributed as a result of a salary reduction agreement will be included when determining contributions made on behalf of Key Employees.

                  (iii) Adjustment. If a Participant also participates in a defined benefit plan of an Affiliated Company, then the minimum contribution requirement of this Section for that Participant will be fulfilled in accordance with this subsection, except that "3%" shall be substituted for "5%."

        4.04 Affiliated Companies. This Appendix will be administered separately with regard to Affiliated Companies (if any) that are unrelated within the meaning of Code Section 414.



                                       34.

                 APPENDIX V: PARTICIPATION OF UNICARE EMPLOYEES

         Effective for Compensation paid to Employees of UniCARE Financial Corp. ("UniCARE") on and after March 25, 1994, and subject to the terms and conditions outlined below, UniCARE will become a Participating Company under this Plan.

         5.01 Eligibility. Effective March 25, 1994, notwithstanding anything to the contrary in this Plan, Employees of UniCARE who are actively at work with UniCARE on March 25, 1994 and who were participants in the UniCARE Financial Corp. Profit Sharing Plan ("UniCARE Plan") for the payroll period ending February 28, 1994 will be eligible to Participate in this Plan.

         5.02 Service. Effective March 25, 1994, notwithstanding anything to the contrary in this Plan, hours of service with UniCARE will be treated as Hours of Service with Blue Cross for all purposes under the Plan including, but not limited to, determinations regarding eligibility to participate in the Plan and determinations regarding a Participant's level of Matching Contributions (if any) under the Plan.

         5.03 Plan Merger. On June 1, 1994, the UniCARE Plan, which contains certain annuity and installment options that are generally unavailable under the terms of this Plan, was merged into this Plan. This Appendix is designed to preserve withdrawal, distribution, and restoration of forfeiture provisions contained in the UniCARE Plan to the extent required by the Retirement Equity Act and by Code Section 411. Consequently, this appendix is applicable only to assets (adjusted for future gains losses, expenses and restorations of forfeitures transferred to this Plan from the UniCARE Plan ("UniCARE Amount"). All references to a Participant's UniCARE Amount in this Appendix are to that Participant's UniCARE Amount as of the most recent Valuation Date.

         5.04 UniCARE Distribution and Withdrawal Options. A Participant may elect to receive a withdrawal or a distribution (as the case may be) of his or her UniCARE Amount as provided in (a), (b), or (c) immediately below.

              (a) General Plan Provisions. A Participant may elect to receive his or her UniCARE Amount pursuant to the withdrawal or the distribution provisions generally applicable to assets held under the Plan.

              (b) Installment Distribution. A Participant may elect to receive his or her UniCARE Amount in substantially equal annual, or more frequent installments over a period certain which does not extend beyond the life expectancy of the Participant or the joint life expectancies of the Participant and the Participant's Beneficiary. For these purposes, life expectancies will not be recalculated.




                                       35.

              (c) Annuity Option. A Participant may elect to have his or her UniCARE Amount used to purchase a nontransferable annuity contract that will be distributed to the Participant in full satisfaction of all Plan obligations to the Participant and the Participant's Beneficiaries with regard to the Participant's UniCARE Amount. A Participant who makes such an election will be subject to the Notice and Waiver Provisions contained in Section 5.05 of this Appendix and to the following additional requirements.

                  (i) Annuity Starting Date. The Annuity Starting Date is the first date for which an amount is payable as an annuity or, in the case of a benefit not payable as an annuity, the first day on which all events have occurred that entitle a Participant, or Beneficiary, as the case may be, to a benefit pursuant to the terms of this Plan.

                  (ii) Normal Form. If the Participant is not married on his or her Annuity Starting Date, the Participant's Normal Form will be a single life annuity. If the Participant is married on his or her Annuity Starting Date, the Participant's Normal Form will be an immediate annuity for the life of the Participant with a survivor annuity for the life of the Participant's spouse (determined as of the date of distribution of the contract) which is 50% of the amount of the annuity which is payable during the joint lives of the Participant and the Participant's spouse.

                  (iii) Alternate Form. Subject to the requirements of Code
Section 401(a)(9), a Participant may elect to receive an immediate annuity for his or her life or a reduced immediate annuity for his or her life with a survivor annuity for the life of a Beneficiary that is 50% or 100% of the amount of the annuity that is payable during the joint lives of the Participant and the Beneficiary. An alternate form of annuity may also provide for an annuity certain feature for a period not exceeding the life expectancy of the Participant.

         5.05 Notice and Waiver Provisions. The following provisions are applicable to distributions and withdrawals described in Section 5.04(c) and
Section 5.06(a) of this Appendix.

              (a) Notice. No less than 30 days and no more than 90 days before the Annuity Starting Date, the Committee will provide the Participant, or the Participant's surviving spouse, as the case may be, with a written explanation of the terms and conditions of the Normal Form, the right to make, and the effect of, an election to waive the Normal Form, the right of the Participant's spouse (if any) to approve a Participant's waiver, the right to revoke a waiver and the effect of revoking a waiver.

              (b) Procedure. A waiver must be made on a form prepared by, and delivered to, the Committee no earlier than 90 days before the Annuity Starting Date. The Participant, or the Participant's surviving spouse, as the case may be, may revoke or



                                       36.

change a waiver at any time before the Annuity Starting Date by delivering a subsequent form to the Committee that satisfies the Plan's waiver procedures.

              (c) Additional Conditions Applicable to Married Participants.

                  (i) A Participant's spouse must waive any rights to the Participant's Normal Form in a written document prepared by and delivered to the Committee, that acknowledges the effect of the waiver, and that is witnessed by a notary public. In the waiver, the Participant's spouse must either consent to the specific non-spouse Beneficiary or Beneficiaries named by the Participant, and the optional form of benefit selected by the Participant, or acknowledge that the surviving spouse had the right to limit consent only to a specific non-spouse Beneficiary or Beneficiaries, and to a specific optional form of benefit, and that the surviving spouse voluntarily elected to relinquish that right.

                  (ii) Consent Unnecessary. If the Participant is legally separated or abandoned (within the meaning of local law) and the Participant has a court order to that effect (and there are no Qualified Domestic Relations Orders as defined in Code Section 414(p) that provide otherwise), or the spouse cannot be located, then the waiver described in the preceding paragraph need not be filed with the Committee when a married Participant elects an optional form of benefit.

                  (iii) Effect of Consent. Any waiver by a spouse obtained pursuant to these procedures (or establishment that the consent of a spouse could not be obtained) is effective only with respect to that spouse.

         5.06 Death Benefits. Subject to the requirements of Code Section 401(a)(9), the following death benefit provisions apply to UniCARE Amounts.

              (a) Married Participant Who Elected an Annuity. If a married Participant properly elects an annuity pursuant to the terms of this Appendix and dies before his or her Annuity Starting Date, the Participant's UniCARE Amount will be used to purchase a single life annuity (the Normal Form) for the Participant's surviving spouse as soon as administratively possible after the Participant's spouse requests purchase of such an annuity. Pursuant to the Notice provisions of Sections 5.05(a) and (b) of this Appendix, the Participant's surviving spouse may elect to receive the Participant's UniCARE Amount pursuant to the distribution provisions generally applicable to assets held under the Plan instead of in the Normal Form of a single life annuity.

              (b) Unmarried Participant. If an unmarried Participant dies before his or her Annuity Starting Date, the Participant's UniCARE Amount will be distributed pursuant to the distribution provisions generally applicable to assets held under



                                       37.

the Plan and neither the annuity nor the installment provisions of this Appendix will not apply.

              (c) Married Participant Who Did Not Elect an Annuity. If a married Participant who did not properly elect an annuity pursuant to the terms of this Appendix dies before his or her Annuity Starting Date, the Participant's UniCARE Amount will be distributed pursuant to the distribution provisions generally applicable to assets held under the Plan and neither the annuity nor the installment provisions of this Appendix will apply.

         5.07 Restoration of Forfeitures. Under the UniCARE Plan, an individual who separated from service with UniCARE and who received a distribution (or a deemed distribution) of the vested portion of his or her account under the UniCARE Plan forfeited (or was deemed to forfeit) his or her unvested benefits under the UniCARE Plan.

              (a) Return to Service. If such an individual (i) was reemployed by UniCARE or (ii) became an Employee after January 20, 1994 (when UniCARE became a wholly owned subsidiary of WellPoint Health Networks Inc.), the amount forfeited will be restored (without earnings) as part of the individual's UniCARE Amount if the individual pays to this Plan (or in the case of a deemed forfeiture, the Participant is deemed to have repaid the Plan) the full amount of the distribution before the earlier of (x) 5 years after the applicable event described in (i) or (ii) above, or (y) the close of the first period of 5 consecutive 1- year breaks in service (as defined in the UniCARE Plan) following the date of the distribution.

              (b) Funds. Funds for restoring forfeitures under this Section will be drawn from a special contribution to the Plan to be made by the appropriate Participating Company, as determined by the Committee. This special contribution will not be subject to the limitations under Internal Revenue Code Section 415.




                                       38.